AGREEMENT

This AGREEMENT is made as of _________________, 1998 between The Chase Manhattan Bank (the "Bank") and each of the trusts on behalf of each of the funds set forth in Schedule A hereto (each, a "Customer").

WHEREAS, the Bank, the Customers and certain other investment companies have entered into a Global Custody Agreement dated as of August 17, 1997 (the "Custody Agreement") pursuant to which the Bank has agreed to serve as custodian of the Customers' assets and, in connection therewith, to establish and maintain a Custody Account and Deposit Account on behalf of the Customers; and

WHEREAS, the Custody Agreement provides that additional Accounts may be established and separately accounted for upon written agreement between the Bank and the Customers.

NOW, THEREFORE, the Bank and the Customers hereby agree as follows:

1. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Custody Agreement.

2.   The Bank  shall  establish  and  maintain  a  separate
     Account   ("Portfolio   Manager   Account")  for  each
     portfolio   management  firm   ("Portfolio   Manager")
     appointed,   including  Portfolio  Managers  appointed
     subsequent  to the  date  of  this  Agreement,  by the
     applicable  Customer to manage such Customer's Assets,
     each Portfolio  Manager  Account to contain the Assets
     allocated to that Portfolio  Manager by the Customer's
     investment  manager,  Liberty Asset Management Company
     (the "Fund  Manager"),  as specified from time to time
     in  Instructions  to the Bank. All Assets received and
     delivered  and all  payments  made and  received for a
     Customer's   Custody   Account  or   Deposit   Account
     resulting   from   investment   decisions  made  by  a
     Portfolio  Manager  pursuant  to  Instructions  to the
     Bank  shall  be  credited  to  or  debited   from  the
     applicable Portfolio Manager Account, together with all investment earnings on the Assets in such Account and all other amounts paid on or with respect to, and all Assets received in exchange for, such Assets.
     Such crediting and debiting shall occur at the same time and in the same manner as with respect to the applicable Custody Account or Deposit Account. All other receipts and expenditures by a Customer shall be allocated among the Portfolio Manager Accounts in accordance with Instructions.

3.   A  Portfolio   Manager  Account  shall  be  deemed  an
     "Account" for purposes of the Custody Agreement.

4. All notices, statements, Corporate Actions and proxies delivered by the Bank to the Customers pursuant to the Custody Agreement shall also be delivered simultaneously by the Bank to the appropriate Portfolio Manager.

5.   In  the  event  that  the  Fund  Manager   establishes
     additional investment companies,  or additional series
     to   existing   investment   companies,    which   are
     multi-managed  in a similar  manner  as the  Customers
     (the "New  Customers"),  and the New Customers  become
     party  to  the   Custody   Agreement,   then  the  New
     Customers shall also become party to this Agreement and their Portfolio Manager Accounts shall be deemed
     "Accounts" for purposes of the Custody Agreement by a written instrument signed by the New Customer and the Bank.

6. A copy of the Agreement and Declaration of Trust of each Customer is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of each Customer as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of any Customer individually but are binding only upon the assets and property of a Customer.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                            Each of the Investment Companies
                            listed on Schedule A



                         By______________________________
                           Name:
                           Title:

                           THE CHASE MANHATTAN BANK



                         By______________________________
                            Name:
                            Title:



                 Schedule A


    List of Investment Companies party to the Agreement

          Liberty All-Star Growth Fund, Inc.
          Liberty All-Star Equity Fund
          Liberty Variable Investment Trust, on behalf of
          Liberty All-Star Equity Fund, Variable Series